EXHIBIT 99.1

News Release

NYSE: BVC Web Site: www.bayviewcapital.com Contact: John Okubo (650) 312-7393

FOR IMMEDIATE RELEASE

November 28, 2003

BAY VIEW CAPITAL CORPORATION TO REDEEM PORTION OF
CAPITAL SECURITIES AND PAY DIVIDEND ON REMAINING PORTION

     San Mateo, California - Bay View Capital Corporation announced today that it has elected to exercise its right to redeem $63,541,800 of its 9.76% Junior Subordinated Deferrable Interest Debentures due December 21, 2028. As a result, Bay View Capital I will use the proceeds received from such redemption to redeem $63,541,800 of the 9.76% Cumulative Capital Securities (NYSE: BVS) (the “Capital Securities”), representing approximately seventy-four percent of the Capital Securities outstanding.

     The redemption date for the Capital Securities redeemed will be December 31, 2003 at a price equal to 100% of the $25.00 liquidation amount per Capital Security, plus accrued and unpaid distributions on each such Capital Security to the redemption date. The redemption price will be paid to holders of record as of December 30, 2003.

     “This action furthers our previously announced strategy of a partial liquidation of the Company,” stated Robert B. Goldstein, Chairman of the Company. “We have decided to leave a portion of the Capital Securities outstanding in order to supplement our liquidity as we continue to seek the best possible prices for our remaining assets, and in anticipation of paying a year-end dividend on our common stock of approximately $4.00 per share.”

     The quarterly distribution on the remaining Capital Securities outstanding will be paid on December 31, 2003. The total amount payable per share will be $0.61 per Capital Security. The record date for the distribution will be December 30, 2003.

     Bay View Capital Corporation is a financial services company headquartered in San Mateo, California and is listed on the NYSE: BVC. For more information, visit www.bayviewcapital.com.